Exhibit 14.1

CODE OF CONDUCT

Letter from Paul D. Arling Chairman and Chief Executive Officer

To our employees:

The success of Universal Electronics is built on our reputation for integrity and excellence, not just of our products, but also on the way in which we conduct ourselves. We share and uphold a common set of ethical values and objectives, the core of which is our commitment to doing the “right thing,” even though it may not be popular.

The business environment has never been more challenging or complex, particularly for a company like ours which does business all around the world. Now more than ever, each of us needs to understand our individual responsibility for complying with legal requirements and upholding the highest ethical standards. To help guide us in this endeavor, the Board of Directors has adopted a Code of Conduct with which we must all comply – me, you, and every one of our directors, officers, and employees around the world.

The Code provides each of us with a basic guide to certain precepts and practices that are critical to our ability to be a productive company, operating within the law’s requirements and with respect for one another. It does not, however, cover all the situations in which our principles may be called into questions. But if we always put integrity and truthfulness first, we will come through with flying colors.

Please read the Code carefully. Compliance with its provisions is critical to our success. Sincerely,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC. CODE OF CONDUCT

I.APPLICATION OF THE CODE AND THE COMPANY’S POLICIES

The Board of Directors of Universal Electronics Inc. has adopted the following Code of Conduct as part of its commitment to integrity, honesty, and compliance with law and with the highest standards of ethical conduct. This Code of Conduct sets forth certain basic rules regarding the way in which all UEI directors, officers, and employees must conduct themselves. It also provides guidance as to how to recognize certain ethical and legal issues and how to resolve them in conducting the Company’s business. The Code also provides means of reporting unethical conduct that violates this Code. The Code cannot – and is not intended to – cover every legal and ethical issue that may arise. If you do not know what to do about a problem or are not sure how the requirements of the Code apply, you should consult your supervisor, or seek assistance from one of the persons or departments listed in the Code of Conduct Handbook. You should use good common sense and judgment in handling problems not specifically addressed in the Code, always resolving issues by complying with legal and ethical requirements. If any provision of the Code shall be in conflict with local labor laws and rules, the local labor laws and rules shall take precedence. In such a situation, you should contact the Company’s General Counsel (see contact information at the end of the Code) to determine how such a potential conflict should be resolved.

All complaints will be investigated, and prompt appropriate corrective action, including, when warranted, disciplinary action, will be taken.

The Company guarantees that no Employee who in good faith makes a complaint or reports a violation or suspected violation of the Code of Conduct pursuant to these procedures will be penalized in any manner for providing such information.

II.FAIR DEALING

UEI is committed to dealing with its employees, customers, vendors, competitors and others with whom we work, with fairness, respect and integrity. Relationships forged through fairness and integrity provide keys to the Company’s success. No one should take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or through any other unfair-dealing practice. Fair dealing also prohibits taking advantage of or otherwise improperly using someone else’s property, including intellectual property.

All positions with the Company are positions of trust and confidence, and the Company expects all employees to be scrupulous in all dealings with the Company.

The Company expects all employees to cooperate in any reasonable investigation conducted by the Company.

Doing Business with Suppliers and Consultants and Related Party Business Dealings

Purchasing decisions should be based on the best combination of quality, integrity, service, delivery, and price. Personal relationships should not be the basis for the purchase of goods or services. You must notify your manager and the Legal Department of any business relationship or proposed business transaction the Company may have with any person or entity in which you or anyone related to you has a direct or indirect interest or from which you or anyone related to you may derive a benefit or where anyone related to you is employed. Any such business relationship must first be approved in writing by an Executive Officer of the Company in consultation with the Company’s Legal Department. This requirement generally does not apply if the related party interest exists solely as a result of your ownership, directly and indirectly, of less than 5 % of the outstanding publicly traded equity securities of such related party.

Dealing with Customers

Employees must always be truthful and clear with customers about the terms of transactions. The Company provides certain warranties with respect to its products. These warranties are the only ones that Employees can offer to customers. Employees shall use their best efforts to follow the general guidelines provided by the Company and negotiate as much as they possibly could to reach terms which are fair and reasonable to the Company.

Charitable Contributions

Periodically, Employees may receive requests for corporate contributions from charities and other non-profit organizations. The Company is committed to being a good corporate citizen. All such requests should be referred to the Chief Executive Officer.

III.ACCURATE FINANCIAL INFORMATION AND DISCLOSURES

Keeping Accurate Financial Records

The Company’s financial records and the financial statements that we release to the public in accordance with legal and stock market requirements must always be full, fair, accurate, timely, and understandable. Besides being required by law, UEI’s credibility and reputation for honesty depend on it. The Company’s ability to make accurate and timely disclosures to the public that are required by law depends on accurate and complete financial records.

Therefore, it is very important that all accounting entries, as well as all information on which those entries are based, be correct and complete. Accounting entries must be made in accordance with appropriate accounting standards, and proper records supporting accounting entries must be maintained. Any Employee who becomes aware of inaccurate or uncorrected accounting entries should report the matter in accordance with the procedures set forth in the Code of Conduct.

Accurate Disclosures

The Company’s stock price depends on the information that the investing public has available. The law and stock market rules require full, fair, accurate, timely, and often detailed reporting of information that could influence investors and impact the Company’s stock price. The Company is committed to fulfilling its responsibilities for full, fair, accurate, and timely disclosures as required by law and stock market rules. No Employee may do anything that would violate these responsibilities or interfere with their proper execution. You must immediately report to your supervisor any event or development that you believe could affect the value of the Company’s common stock.

Company Spokesperson

Only a limited number of senior officers are authorized to discuss UEI’s historical or expected financial performance and other material developments. To avoid confusion to the public, any inquiries or requests from the press, media, financial community or the general public about the Company or its subsidiaries must be referred to the Company’s Chief Executive Officer, or Chief Financial Officer.

IV.COMPLIANCE WITH LAW

Compliance and Questions about the Law

At UEI, we are committed to operating our business in compliance with the laws and government rules and regulations of the countries, states, and localities in which we operate. Compliance with law forms a basic part of the Company’s integrity as a business enterprise. If you have questions about the law, including the seven areas of the law briefly highlighted in this Code, please contact the Company’s General Counsel.

Insider Trading

It is illegal to trade in the Company’s securities, including its common stock, on the basis of material “inside” information. “Inside” information is information about which you have knowledge, but which is not yet known to the public. You must keep all such “inside” information confidential until such time as the “inside” information becomes publically known. Examples of inside information include, but are not limited to, financial forecasts, interim sales and earning numbers, dividend changes, possible mergers, acquisitions and joint ventures, new product innovations, major litigation developments, and significant changes in business strategy.

Information is considered material if, when disclosed to the public, it could either affect an investor’s decision to buy the Company’s stock or otherwise have an impact on the Company’s stock price. The prohibitions on insider trading apply to all Employees, regardless of their jobs in the Company and regardless of where or how they may have obtained the inside information. Even after information has become public, you can still not trade in Company securities until it has had time to become generally known in the securities markets. Two full business days after something has become public through a press release or filing with the Securities Exchange Commission, for example, should elapse before you can trade based on that information.

Besides being illegal to trade in Company securities based on inside information, it is also illegal to pass inside information on to others, including family and friends. The penalties for violating the insider trading laws are severe. You should be sure to read the Company’s policy on insider trading. If you have any questions about the confidentiality of any “inside” information or whether you might violate the Company’s policies on confidentiality, the Code of Conduct, or its

Insider Trading Policy, or otherwise violate the insider trading laws, you should consult the General Counsel.

Stock Tipping

Our commitment to integrity requires that we not disclose non-public information to anyone outside the Company. To avoid giving anyone an illegal stock trading advantage, we must each be careful when discussing the Company’s business with individuals outside the Company, including family and friends.

There may also be instances when you or another Employee become aware of non-public information about another company with which UEI does business or is seeking to do business. Consistent with our commitment to integrity, you may not use non-public information as the basis to buy or sell stock or other securities of that company, nor may you pass the information to anyone else for the purpose of trading in that company’s stock.

Bribes and Kickbacks

At all times we must conduct the Company’s business in an honest, ethical fashion. Bribes and payoffs to government officials, suppliers, and others are strictly prohibited. Kickbacks, which are situations in which an Employee receives or gives something in return for business or for making certain business decisions, are strictly prohibited.

Political Contributions

The laws of the United States and other countries may prohibit or restrict contributions by a corporation to political parties or candidates. No Company funds or other assets may be contributed, used, or loaned, directly or indirectly, to any political party or for the campaign of any person for political office.

In addition, no Employee, regardless of his or her position in the Company, may suggest or otherwise place pressure on another Employee or member of an Employee’s family to make contributions in the Employee’s own name. If you have a question about the law on political contributions, contact the General Counsel.

International Business and the Foreign Corrupt Practices Act

Even though UEI is based in the United States, it is imperative that all of us comply with laws and regulations in the other countries in which the Company does business. In addition to the laws of other countries, there are special laws and regulations which apply to the import and export of products and technical data. The Company’s General Counsel can provide Employees with information about the laws of other countries.

The Foreign Corrupt Practices Act prohibits Employees from offering or paying any money or other thing of value, directly or indirectly, to any foreign government official, foreign political party or its officials, or candidate for public office, for the purpose of improperly obtaining or maintaining business or influencing governmental action favorable to the company. Prohibited payments of this nature include consulting, broker’s, finder’s or other fees paid to third parties where there is reason to believe that any part of such fees will be distributed to, or for the benefit of, foreign officials or political parties for those improper objectives. Examples of prohibited transactions also include split invoicing, which is an attempt to permit a customer to pay lower import duties, as well as “over invoicing” which is intended to enable a customer to take payments improperly outside of her or his country.

Antitrust Laws

The antitrust laws prohibit competitors, customers, and vendors from making agreements or having understandings that interfere with fair competition in the marketplace or that could result in price fixing. Employees may not conduct any business that violates the antitrust laws of the U.S., any state, any foreign country, or any other international body.

The antitrust laws can be very complicated, but these are some examples of conduct that would violate the law:

•Agreements among competitors to set prices, terms or conditions of sale, production, distribution, territories, or customers.
•Control of the resale pricing of any of the Company’s products.
•Providing competitors with any competitive information, such as details of prices, terms or conditions of sale that could be viewed as anticompetitive.

Dealing with Government Agencies

Employees must follow all regulatory requirements that relate to the development, manufacture, or distribution of the Company’s products and the provision of the Company’s services. It is in all of our best interests to maintain honest and direct relationships when dealing with government agencies.

Periodically, government inspectors may request information during inspections of facilities. To determine whether requests are appropriate, always contact the General Counsel if there is an information request from a government agency. You should always cooperate with and be courteous to government inspectors and provide them with the information they request during an inspection that they are entitled to under applicable law.

V.CONFLICTS OF INTEREST

The success of our Company, the value we produce for shareholders and our jobs depend on putting the Company’s interests first when we do business. A conflict of interest arises when an individual’s private interests, including personal benefits that accrue because of an Employee’s position with the Company, interfere with the Company’s interests as a whole. Conflicts can also arise when a member of an Employee’s family receives personal or business benefits as a result of the Employee’s position at the Company. The Company has implemented restrictions with regard to Related Party Transactions, which are generally defined as transactions (including acting as a vendor or service provider to the Company) between the Company and any director or director nominee, employee, holder of more than five percent (5%) of the Company’s common stock, and any one related to the aforementioned individuals. Employees should consult the Company’s Related Party Transaction Policy or contact the Company’s Legal Department if they have questions regarding the applicability of such related party transaction restrictions.

Each of us must avoid conflicts, as well as the appearance of conflicts. Employees must exercise common sense and judgment to avoid conflicts. Judgment also involves asking your supervisor or the Company’s Legal Department how to handle a situation if you think you might have a conflict of interest.

If you feel that an Employee has a conflict of interest that your supervisor has failed to address, you should report it as indicated at the end of this Code in the section entitled “Procedures for Reporting Complaints.” The following are some specific examples of conflict situations that can commonly arise.

Corporate Opportunities

Any business opportunities that we see as a result of working on UEI’s behalf must be used for the Company’s benefit. You may not:

•Take for yourself or for your personal gain opportunities that you discover or learn about through the use of corporate property or information or your position; or
•Use your position in the Company or the Company’s property or information for personal gain.

These prohibitions also apply to using Company opportunities, property, information, or position for the personal benefit of family members, friends, or organizations outside of the Company.

Hiring and Supervising Friends and Relatives

Our policy is to hire only the best, most qualified women and men. The Human Resources Department will assist Employees in determining qualifications for any position and in evaluating applicants for those positions. As a general matter, no relative, spouse or domestic partner, or “significant other” should be hired to work within the same departmental hierarchy in circumstances when the Employee has ultimate supervisory responsibility over the friend or relative being hired. Periodically, there may be sound business reasons for exceptions to this policy. Any exceptions must be approved by the Chief Executive Officer. Questions about possible conflicts of interest in hiring and work assignments should be directed to the Human Resources Department.

Loans to Employees

Loans by the Company to, or guarantees of obligations of, directors and executive officers and their families are prohibited. Company loans to other Employees are prohibited unless authorized by a recognized Company program.

Competing with the Company and Outside Employment

Putting the Company’s interests first also means not competing with the Company in any other business activities. Outside employment can never involve working for a competitor, customer, or supplier of the Company, and it can never involve working during the regular business hours your job as an Employee requires.

Being an Officer or Director of Another Company

No officer or employee of the Company should serve as an officer or director of a business corporation not affiliated with the Company and whose stock is publicly traded except with the permission of the Chief Executive Officer.

Gifts and Entertainment

Sometimes custom in the business world involves being entertained – for example, being taken to lunch or dinner, the theater, sporting events, etc. – by people who do business or wish to do business with the Company. Similarly, there may be times when your position in the Company requires you to entertain people with whom UEI does or wants to do business. Business is often transacted in these situations, and at times Employees may be asked to represent the Company in certain situations hosted by others.

Employees should not accept gifts or non-business entertainment greater than USD $250 in value. Any gifts whose value exceeds USD $250 must in turn be given to the Company where it will be used for Company business. If non-business entertainment will exceed USD $250, the Employee should have explicit permission from his or her supervisor. Gratuities could be construed as bribes or kickbacks, and therefore Employees may never accept them.

When it is necessary to entertain others on behalf of the Company, the entertainment should be reasonable and in surroundings conducive to doing business. A substantial business discussion should take place during, before, or after the entertainment event. Before entertaining others, Employees should have clear permission from their supervisors to do so.

Any business entertainment, whether the Employee is receiving or providing the entertainment, should be in a context that would not prove embarrassing to the Company. Generally, law or policy does not permit entertaining or giving gifts to government officials or employees. Employees should consult both their supervisor and the Company’s General Counsel before providing such gifts or entertainment to ascertain their appropriateness and legality.

VI.PROTECTION AND USE OF COMPANY ASSETS

Company Property – In General

All Employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability and the value it produces. All Company assets should only be used for legitimate business purposes.

Company property includes both tangible and intangible property. Tangible property includes such items as computers, printers, manufacturing equipment, office supplies, inventories, cellular telephones, tablet computers, labor or log books, and written records of work in process. Intangible property refers to such things as trademarks, formulas, patents, copyrights, trademarks, secrets, and other intellectual property.

As a Company that manufactures and distributes “high tech” equipment, we often, as individuals or teams, create new ideas and intellectual property. Scientific discoveries, formulas, engineering plans, manufacturing specifications, computer codes and programs, publications, and manufacturing processes are just a few examples of property that is created through the work of our minds. Any intellectual property created as a result of work at UEI automatically becomes the Company’s property.

Confidential and Proprietary Information

Certain information is confidential. Confidential information is often important to the Company’s competitive advantage. It should neither be shared with anyone outside the Company nor provided to other Employees except on a “need to know” basis. The protection of the Company’s confidential and proprietary information is essential to its continued success. This information is an important Company asset that requires the same protection as other Company assets. Confidential information includes, among other things, all non-public information that might be of use to competitors, or that could be harmful to the Company or its customers, if disclosed. On the rare occasion that it is necessary to provide confidential information for business purposes to persons outside the Company, it must be done only after consultation with the General Counsel and after a confidentiality agreement, provided by the General Counsel, is signed.

Confidentiality also requires that you not discuss confidential information about customers with other customers or with other Employees who have no need to know this information. You should treat all computer data as confidential, and you should protect computer data from use by any unauthorized person.

Nothing in this policy or elsewhere in the Handbook restricts a non-supervisory employee from discussing his or her wages, hours or working conditions with other employees or with third parties. The Company’s concern regarding the potential improper use of confidential information is to protect the Company’s intellectual property, trade secrets and other non-public information that would be competitively sensitive or useful to competitors, or which, if disclosed, would otherwise violate the rights of a third party.

Computers, Electronic Mail, and the Internet

The Company’s computers, electronic mail, and internet connections are provided for the purpose of doing company business. However, Employees may occasionally use these tools for personal reasons as long as this use does not negatively affect their job performance and as long as they are not accessing inappropriate or offensive material.

All materials, including personal correspondence and electronic messages, on the Company’s computers or voicemail constitute property of the Company. Therefore, they can be accessed and inspected by Company representatives when deemed appropriate by the Company. Employees should understand that they have no legitimate expectation of privacy when using the Company’s email system, computers, or voicemails and other information systems.

VII.EMPLOYMENT AND WORKPLACE PRACTICES

Equal Employment Opportunity

The Company is committed to equal employment opportunities at all of its facilities worldwide, without regard to a person’s race, color, age, national origin, ancestry, citizenship, religion, sex, marital status, pregnancy or childbirth, sexual orientation, gender, gender identity and gender expression, mental or physical disability, medical condition, genetic information, military service, veteran status, disabled or Vietnam veteran status, or based on denial of Family and Medical Care Leave, as all those terms are defined by law, or any other characteristic protected by state or federal law.

Harassment

UEI will not tolerate any kind of harassment or other inappropriate behavior on the part of Employees or those with whom we deal, regardless of whether the behavior is verbal or physical, flagrant or subtle. Harassment involves unwelcome verbal or physical conduct which has the effect of unreasonably interfering with an Employee’s job performance or which creates an intimidating, hostile or offensive environment, and is severe and pervasive. This type of conduct is prohibited regardless of whether it occurs on or off company premises or whether it occurs in person or through the mail, e-mail, voicemail, or internet.

Any Employee who believes he or she has been subjected to, or has observed, harassment should promptly report it to the Human Resources Department, General Counsel or the CEO.

Safety in the Workplace

UEI emphasizes the importance of the health and safety of its Employees. Employees must follow all applicable occupational safety and health laws. In addition, every Employee should remain aware of safety risks in the workplace and should make efforts to reduce those risks when they might pose a threat to the Employee’s or someone else’s health or safety. Employees are not required to perform work that they reasonably feel will endanger their health or safety. Employees should consult the General Counsel or the Human Resources Department for additional advice about specific situations.

Alcohol and Drugs

Use of alcohol or certain drugs can impair productivity and pose a safety threat. Drugs, other than those prescribed by a physician, should not be used during working hours. Possessing, consuming, or being under the influence of alcohol on Company premises or on Company business is prohibited except when Company policy otherwise deems such possession or consumption appropriate and reasonable. For example, it may be appropriate to consume alcohol when entertaining customers or when there is a Company party, or to possess alcohol on Company premises when a bottle of wine or spirits is received as a gift and kept unopened in an office. Alcohol and drugs, whether or not prescribed by a physician, should never be used if there could be a threat to safety, if they could impair an Employee’s judgment, or if using them could result in a violation of the law. Illegal drugs may never be used.

Privacy

To protect its interests, the Company may require investigations in which its representative may examine facilities, offices, computer files, electronic mail records, and other Company property. The Company reserves the right to make such investigations, even if searches of facilities, offices, and information stored on Company computers is involved. Records and files stored on Company computers are considered the property of UEI and, therefore, are not considered to be private matters.

Personal information about Employees will only be disclosed within the Company to persons or departments that require such information for business purposes. The Company will not disclose personal information about Employees to anyone outside the Company unless required to do so by law or at the request of the Employee.

Environmental Safety

The Company is committed to operating practices that are consistent with governmental requirements regarding the environment. Employees must comply with all applicable environmental laws and with all permits and approvals granted the Company by environmental regulatory authorities. Employees are encouraged to exercise good judgment with regard to the environmental impacts resulting from use of Company facilities, manufacturing processes, and waste disposal.

VIII.ACCOUNTABILITY FOR ADHERENCE TO THE STANDARDS OF CONDUCT

If, after investigation, the Company determines that an Employee has breached the provisions of this Code, the Employee will be subject to disciplinary procedures which may include termination of his or her employment.

IX.PROMPT REPORTING OF COMPLAINTS AND PROBLEMS

Ethical conduct is every Employee’s business. Breaches of ethical conduct harm UEI and its working environment, and thus they harm all of us. You should report promptly any breaches or suspected breaches of this Code so that they can be investigated.

PROCEDURES FOR REPORTING COMPLAINTS
Any person may in good faith submit a complaint, report, or concern regarding accounting or auditing matters related to the Company or to any other violations of the Company’s policies without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all provisions of the Code, including compliance with applicable securities laws and regulations, accounting standards, accounting controls and audit practices.

In order to facilitate reporting, the Company’s Board of Directors has established the following procedures for any person to submit a good faith complaint, report, or concern regarding violations or suspected violations of the Company’s Code of Conduct, including but not limited to any violation or suspected violation of accounting or auditing matters relating to the Company without fear of dismissal or retaliation of any kind.

Receipt of Calls

Any person who knows of or who suspects violations of the Company’s Code of Conduct, including but not limited to any violation or suspected violation of accounting or auditing matters relating to the Company, may report such concerns on a confidential or anonymous basis to the Audit Committee of the Company by calling the independent, toll-free Ethics Line established by the Company for that purpose.

Matters Covered by the Complaint Procedures

•The Complaint Procedures relate to reports of violations or suspected violations of: The Company’s Code of Conduct (including violations of laws, rules, regulations and NASDAQ listing standards);
•The Company’s Corporate Governance Guidelines; and

•Any other policy or procedure established by the Company.

Treatment of Complaints and Reports

The Company has retained a third-party provider to accept, verify and log all calls received on the Ethics Line at https://ethicsline.uei.com. A full list of phone numbers is available on the Company’s website. Upon receipt of a call, the third-party provider will notify the Company’s internal audit department, which will log the call and advise the Audit Committee of the call. The head of the internal audit department will then determine whether the call pertains to accounting or auditing matters or is a concern addressed to the non-management directors of the Company. Calls relating to accounting or auditing matters will be reviewed under Audit Committee direction and oversight by the internal audit department or such other persons as the Audit Committee determines to be appropriate. Calls relating to all other matters will be reviewed under Audit Committee direction and oversight by the Company’s legal department or human resources department, as appropriate. If a call is intended for the non-management directors of the Company, the Audit Committee will inform the remaining non-management directors of the call and make the recording of the call available to them. Confidentiality with respect to all complaints, reports and concerns will be maintained by the third-party provider, the Company, the Audit Committee and the non-management directors of the Company to the fullest extent possible, consistent with the need to conduct an adequate review.

All complaints will be investigated, and prompt appropriate corrective action will take place, including disciplinary action when warranted.

The Company guarantees that no Employee who in good faith makes a complaint or reports a violation or suspected violation of the Code of Conduct pursuant to these procedures will be penalized in any manner for providing such information. Any employee who believes he or she has been penalized or retaliated against for reporting a suspected violation of this Code of Conduct should immediately report his or her concern to the Ethics Line, General Counsel & Head of Global Compliance, or to the Human Resources Department, or to the Chief Executive Officer.